MERRIMAN CURHAN FORD GROUP, INC.

WARRANT AMENDMENT

SUMMARY OF OFFER

December 9, 2009

This document is for discussion purposes only. A binding agreement is not created by executing this document and will not be created until and unless appropriate definitive agreements are executed.

WHEREAS, certain warrants issued in conjunction with Merriman Curhan Ford Group, Inc.’s recent Series D financing and the July 31, 2009 Convertible Secured Promissory Note (collectively, the “Warrants”) have had unintended and undesirable consequences;

WHEREAS, the full ratchet antidilution protection contained in such warrants resulted in the Company reporting a non-cash warrant liability of approximately $26 million, and, as a result of such warrant liability, the Company’s stockholder’s equity for the third quarter was negative, and but for the warrant liability would have been positive;

WHEREAS, the Company has received notice from NASDAQ that the negative stockholders equity has caused the Company to no longer be in compliance with NASDAQ listing rules; and

WHEREAS, the undersigned believe that it is in their best interest and the best interest of the Company and its stockholders to amend the Warrants in order to remove the full ratchet antidilution protection and regain compliance with NASDAQ listing rules.

Issuer	Merriman Curhan Ford Group, Inc. (the “Company”).

Investor(s)	The individuals and entities identified on the signature pages hereto (the “Investors”).

Closing Date	Closing may occur as soon as practicable. The Company and the Investors expect to execute a legally binding document reflecting the terms contained herein on or prior to December 22, 2009.

Securities	Warrants issued in conjunction with Series D Preferred Stock and the July 31, 2009 Convertible Secured Promissory Note (collectively, the “Warrants”)

100% Participation	Provided that holders of each and every outstanding Warrant also agree, the undersigned agree to amend their Warrants according to the terms provided for herein.

Amendment
Section 4. (c) of the Warrants issued in conjunction with the Series D Preferred Stock, which appears below, is to be removed in its entirety:

“(c) Full Ratchet.  Upon the occurrence of an event which causes a reduction of the Conversion Price (as defined in the Certificate of Designation) of the Series D Convertible Preferred Stock pursuant to Section 5(d)(vii) of the Certificate of Designation (or would cause such a reduction if the Series D Convertible Preferred Stock were then outstanding), (i) the Exercise Price of this Warrant shall be reduced to one and one-half times the revised Conversion Price; and (ii) the number of shares of Common Stock for which this Warrant is exercisable shall equal the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such reduction of the Exercise Price times a fraction (x) the numerator of which is the Exercise Price immediately prior to such reduction, and (y) the denominator of which is the reduced Exercise Price (as set forth in clause (i) immediately above).”

Section 4. (c) of the Warrants issued in conjunction with the July 31, 2009 Convertible Secured Promissory Note, which is substantially the same as the section appearing above, is also to be removed in its entirety.

If necessary, additional changes will be made to conform the Warrants and ancillary documents.

Other than as provided above, antidilution protection for stock splits, stock dividends, stock combinations, reclassifications, reorganizations, etc. shall remain in place and not be amended.

Exchange	The Investors agree to exchange their Warrant Certificates for new Warrant certificates with Section 4.(c) deleted in its entirety (the “Exchange”).

Consideration
In consideration for the Exchange, each holder of Warrants submitted for Exchange will receive consideration of $0.005 in cash for each share into which the Warrants submitted for Exchange are convertible (the “Cash Consideration”).

Timing of Cash Consideration
Provided the Company is has a positive net income for the year to date for the period ending June 30, 2010, the Cash Consideration will be paid not later than August 15, 2010.  If the Company is not profitable for such period, the Cash Consideration will be paid not later than 45 days following the end of the first quarter in which the Company reports a positive net income.

MERRIMAN CURHAN FORD GROUP INC.

By
D. Jonathan Merriman
Chief Executive Officer

INVESTOR

By
Name:
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